UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2008
PIONEER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000, San Antonio, Texas	78209
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (210) 828-7689

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
(a) The information set forth below in Item 8.01 is incorporated herein by reference.

Item 8.01	Other Events.
Pioneer Drilling Company (the “Company”) has been notified by the American Stock Exchange (“AMEX”) that AMEX has accepted the Company’s plan to regain compliance with the AMEX continued listing standards and that the Company’s listing will be continued pursuant to an extension.
The Company submitted a plan to AMEX on May 30, 2008, which was subsequently supplemented on June 12, 2008, outlining its ability to regain compliance with the AMEX continued listing standards by August 13, 2008. This plan was prepared in response to a letter from AMEX on May 16, 2008, advising the Company that, as a result of the Company’s failure to timely file its quarterly report on Form 10-Q for the quarter ended March 31, 2008, the Company is not in compliance with the AMEX continued listing standards as provided in Sections 134 and 1101 of the AMEX Company Guide.
The Company will be subject to periodic review by AMEX during the extension period, which ends on August 13, 2008. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from AMEX.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press release issued by Pioneer Drilling Company on June 27, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER DRILLING COMPANY
By:	/s/ Joyce M. Schuldt
Joyce M. Schuldt
Executive Vice President, Chief Financial Officer and Secretary

Dated: June 27, 2008

Exhibit Index

Exhibit No.	Document Description
99.1	Press release issued by Pioneer Drilling Company on June 27, 2008.